EXHIBIT 4.1

DEBENTURE EXCHANGE AGREEMENT

          DEBENTURE EXCHANGE AGREEMENT, dated as of December 29, 2009, among Vycor Medical, Inc., a Delaware corporation (“Vycor” or the “Company”) and Fountainhead Capital Management Limited, an entity registered in Jersey (C.I.) (“FHCM”). Vycor and FHCM are hereinafter referred to collectively as the “Parties” and individually as a “Party”).

          WHEREAS, FHCM is currently the holder of $598,000 face value of Debentures issued at various dated by Vycor (collectively, the “FHCM Debentures”), together with accrued interest in the amount of $73,362 as of November 30, 2009.

          WHEREAS, as a part of a restructuring (the “Restructuring”) of Vycor’s outstanding obligations to FHCM and Regent Private Capital, LLC (“Regent”), FHCM has offered to exchange FHCM Debentures with an aggregate value (including face amount and accrued interest) of $300,000 into a number of shares of a newly designated series of Vycor Preferred Stock (“New Preferred Shares”) which shall be convertible into the equivalent of 85% of the total pro-forma, fully-diluted share capital of Vycor at Closing.

          WHEREAS, conditioned upon the completion of the Restructuring and FHCM’s commitment to fund or procure funding for the operations of Vycor for a period of 9 months in accordance with the terms and conditions of the Restructuring, Vycor is willing to enter into this Debenture Exchange Agreement on the terms and conditions stated herein. at the Closing.

          WHREAS, the Parties have entered into a letter agreement dated as of December 29, 2009 detailing the terms and conditions of the Restructuring and the various definitive agreements between the various Parties with respect thereto.

          WHEREAS, as a condition to the completion of the Restructuring, FHCM will, in fact, exchange FCHM Debentures with an aggregate value (including face amount and accrued interest) of $300,000 into a number of shares of Vycor’s New Preferred Shares which shall be convertible into the equivalent of 85% of the total pro-forma, fully-diluted share capital of Vycor at Closing.

          WHEREAS, the Parties believe that the Restructuring and the debenture exchange detailed in this Debenture Exchange Agreement is in the best interests of all Parties and all Parties concur with such assessment and acknowledge and agree that the exchange rate set forth in this Debenture Exchange Agreement is fair and reasonable.

          WHEREAS, FHMC is and Vycor are both willing to complete the debenture exchange for Vycor New Preferred Shares in accordance with the terms of this Debenture Exchange Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEBENTURE EXCHANGE

On or before December 29, 2009, FHCM agrees to exchange FHCM Debentures with an aggregate value (including face amount and accrued interest) of $300,000 into a number of shares of a newly designated series of Vycor Preferred Stock (“New Preferred Shares”) which shall be convertible into the equivalent of 85% of the total pro-forma, fully-diluted share capital of Vycor at Closing.

2. EFFECTIVE DATE

The effective date of the exchange of the FHCM Debentures shall be December 29, 2009.

3. EXCHANGE METHODOLOGY

               (a) FHCM agrees that on December 29, 2009, Vycor shall cancel an aggregate value (including face amount and accrued interest) of $300,000 of FHCM Debentures in the books and records of the Company and, regardless of whether said FHCM Debentures are physically tendered to the Company, such FHCM Debentures shall be deemed surrendered and cancelled as of such date. Such action shall have no impact whatsoever on the remaining FHCM Debentures, which together with accrued interest to November 30, 2009 total $371,362, which are not being tendered to Vycor in connection with the Restructuring.

               (b) Concurrent with the cancellation of tendered FHCM Debentures, Vycor shall cause to be issued and recorded in the books and records of the Company a number of shares of its Series A Preferred Stock which, when converted to Vycor Common Shares will be the equivalent of 85% of the total pro-forma, fully-diluted share capital of Vycor.

4. DESIGNATIONS, RIGHTS AND PREFERENCES OF VYCOR SERIES A PREFERRED STOCK

               (a) Prior to the completion of the debenture exchange, Vycor shall designate at least 1,000,000 shares of Series A Preferred Stock in the form attached hereto as Schedule A which shall, at a minimum, have the following rights and preferences:

                    (i) Voting. The shares of Series A Preferred Stock shall have the right to vote on all matters together with the holders of Vycor’s Common Shares in a manner where the holders of the Series A Preferred Stock shall be entitled to cast eighty-five percent (85%) of the votes entitled to be cast on any matter presented to Vycor’s stockholders.

                    (ii) Conversion. The Series A Preferred Stock shall be convertible, at any time and at the option of the holder, into the equivalent of 85% of the total pro-forma, fully-diluted share capital of Vycor as of the closing date of the Restructuring.

                    (iii) Liquidation Preference. The holders of Series A Preferred Stock shall have a liquidation preference over all holders of Vycor’s Common Shares.

                    (iv) Availability of Common Shares for Conversion. Vycor shall undertake to maintain at all times while the shares of Series A Preferred Stock are outstanding sufficient authorized Common Shares to satisfy the full conversion of the Series A Preferred Shares. If at any time Vycor does not have sufficient Common Shares authorized for this purpose it shall then promptly cause its shareholders to take action to authorize sufficient additional Common Shares to facilitate the full conversion of all of the shares of Series A Preferred Stock issued to FHCM into Vycor’s Common Shares.

5. FHCM REPRESENTATIONS AND WARRANTIES

FHCM represents and warrants that (a) it is the owner of the FHCM Debentures being tendered for exchange in connection with this Debenture Exchange Agreement; (b) none of such FHCM Debentures have been sold or hypothecated in any manner; (c) such FHCM Debentures are free and clear of any liens or third-party claims; (d) FHCM is duly authorized to enter into this Debenture Exchange Agreement and (e) the exchange of FHCM Debentures for Vycor Series A Preferred Stock does not violate any laws or agreements or commitments to which FHCM is subject. The representations, warranties, covenants and agreements of FHCM contained herein shall be deemed and construed to be continuing representations, warranties, covenants and agreements and shall survive the debenture exchange and the Restructuring.

6. FHCM ACKNOWLEDGEMENT, WAIVER AND RELEASE

FHCM acknowledges that it is willingly entering into this Debenture Exchange Agreement in order to facilitate the Restructuring and fully understands the consequences thereof. FHCM has been given the opportunity to discuss the terms of the Restructuring and Debenture Exchange with management of the Company. It is further acknowledged by FHCM that there is no reliable established value for any of the Common or Preferred shares of the Company and that the value of the Series A Preferred Shares issued in exchange for the tendered FHCM Debentures is not necessarily indicative of the value thereof.

FHCM, for itself, its affiliates, subsidiaries, successors or assigns, fully and forever, to the maximum extent permitted by law, releases, discharges, and dismisses all claims, demands, actions, causes of action, liens and rights, in law or in equity (known, unknown, contingent, accrued, inchoate or otherwise), that it may have now or in the future against Vycor, its officers, directors, stockholders, employees and its successors or assigns, which relate to or arise out of the debenture exchange set forth in this Debenture Exchange Agreement.

7. CONDITIONS PRECEDENT

               (a) Approval of the Restructuring and this Agreement by Vycor’s Board of Directors.

               (b) Completion of the Restructuring transaction by and among FHCM, Regent and Vycor, including but not limited to FHCM’s funding commitment to Vycor in accordance with the terms and conditions thereof.

               (c) Approval by Vycor’s Board of Directors of the Certificate of Designation for Vycor’s Series A Preferred Stock and the filing of such Certificate of Designation with the Delaware Secretary of State.

8. ADDITIONAL AGREEMENTS

               (a) Governing Law

               This Agreement has been negotiated, executed and delivered in the State of New York, and shall be governed in accordance with the laws of such State.

               (b) Notices

               All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or mailed, registered or certified mail, postage prepaid, return receipt requested at the then current address of the relevant Party.

               (c) Further Assurances

               Each Party agrees, from time to time, at the reasonable request of the other Party, to deliver such further instruments or take such other actions as the other may reasonably require to effect the purposes and intent of this Debenture Exchange Agreement and to effect the terms and provisions contained therein.

               (d) Wavier of Breach

               If, at any time, a Party hereto waives any rights it may assert due to a breach by the other party hereto of any provision of this Debenture Exchange Agreement, such waiver shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Debenture Exchange Agreement.

               (e) Costs and Fees

In the event any dispute shall arise with respect to this Agreement, the prevailing Party shall be entitled to recover its out-of-pocket expenses incurred in connection therewith, including reasonable attorneys fees.

               (f) Successors and Assigns

               This Debenture Exchange Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, assigns, trustees and legal representatives. Neither this Debenture Exchange Agreement nor any of the rights, interest or obligations hereunder shall be assigned by either Party hereto without the prior written consent of the other Party. In the event that this Agreement is assigned by either Party, the assignee shall assume all rights and obligations of the assignor under this Agreement.

               (g) Complete Agreement

               This Debenture Exchange Agreement contains the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all prior agreements and understandings between the Parties, both written and oral, with respect to its subject matter.

               (h) Headings

               The Section headings contained in this Debenture Exchange Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (i) Amendment

               This Debenture Exchange Agreement may be amended, modified or supplemented by the Parties only by written instrument signed by or on behalf of each of the Parties hereto.

               (j) Severability

               In the event that any covenant, condition, term, or restriction contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining covenants, conditions, terms and provisions contained in this Debenture Exchange Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal, or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

               (k) Counterparts

               This Debenture Exchange Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the undersigned has duly executed this Debenture Exchange Agreement the date first above written.

VYCOR MEDICAL, INC.
A Delaware Corporation

/s/ Heather Vinas
/s/ Kenneth T. Coviello

By:

FOUNTAINHEAD CAPITAL MANAGEMENT LIMITED

/s/ Gisele Le Miere
/s/ Carole Dodge

By:

By:

SCHEDULE A

CERTIFICATE OF DESIGNATION
VYCOR MEDICAL, INC.
SERIES A PREFERRED SHARES

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